Exhibit 21.1

List of Subsidiaries of Registrant New Age Beverages Corporation

The registrant, New Age Beverages Corporation, has four subsidiaries:

1.
NABC, Inc., a Colorado corporation.

2.
NABC Properties, LLC, a Colorado limited liability company.

3.
New Age Health Sciences, Inc., a Nevada corporation.

4.
Morinda Holdings, Inc., a Utah corporation.